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                                                                    EXHIBIT 2.3

                                   OLICOM A/S

                           1997 SHARE INCENTIVE PLAN

     1. PURPOSE. The purpose of the Olicom A/S 1997 Share Incentive Plan (the "Plan") is to advance the interests of Olicom A/S, a corporation organized under the laws of the Kingdom of Denmark, with its registered office in the municipality of Lyngby-Taarbaek (the "Company"), by strengthening the ability of the Company to attract and retain key personnel of high caliber through encouraging a sense of proprietorship by means of stock ownership. Certain options issued pursuant to the Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options"), while certain other options issued pursuant to the Plan shall constitute options that are not so qualified ("Nonqualified Options"). In addition to Incentive Options and Nonqualified Options, warrants ("Warrants") may also be issued pursuant to the Plan.

     2. DEFINITIONS. As used in this Plan and in any Agreement (as defined herein), the following terms shall have the indicated meanings, unless the context otherwise requires:

     "Board" means the Board of Directors of the Company.

     "Common Shares" means the common shares of the Company, nominal value DKK
0.25 per share.

     "Date of Issue" means the date on which an Option is granted or a Warrant is issued pursuant hereto.

     "Fair Market Value" means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Shares on the date specified as reported by the Nasdaq National Market (the "NNM") or by the principal national stock exchange on which the Common Shares are then listed. In the event that if there is no reported price information for such date, the Fair Market Value shall be determined by the reported price information for the Common Shares on the day nearest preceding such date. If the Common Shares are not listed on the NNM or any national stock exchange, Fair Market Value shall be such price as determined in good faith by the Board.

     "Optionee" means a person to whom an Option is granted under the Plan or who has obtained the right to exercise an Option in accordance with the provisions of the Plan.

     "Options" means Incentive Options and Nonqualified Options.


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     "Subsidiary" means any now existing or hereinafter organized or acquired corporation of which more than 50% of the issued and outstanding voting stock is owned or controlled, directly or indirectly, by the Company or through one or more Subsidiaries of the Company.

     "Warrant Holder" means a person to whom a Warrant is issued under the Plan or who has obtained the right to exercise a Warrant in accordance with the provisions of the Plan.

     3. SHARES SUBJECT TO THE PLAN. The aggregate amount of shares subject to purchase or subscription pursuant to Options granted and Warrants issued pursuant hereto shall not exceed 2,000,000 Common Shares. Any shares subject to unexercised portions of Options granted or Warrants issued pursuant to the Plan which shall have terminated, been canceled or expired may again be subject to Options granted or Warrants issued pursuant hereto.

     4. ADMINISTRATION. The Plan shall be administered by the Board. Option and Warrant agreements (collectively, "Agreements"), in the form as approved by the Board, and containing such terms and conditions not inconsistent with the provisions of the Plan as shall have been determined by the Board, may be executed on behalf of the Company by its Chairman of the Board and Managing Director, and on behalf of any Subsidiary by its President, Managing Director or Chief Executive Officer. The Board, from time to time, may adopt rules and regulations for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Board shall deem appropriate. The Board shall have complete authority to (a) construe, interpret and administer the provisions of the Plan and the provisions of the Agreements executed pursuant hereto, (b) prescribe, amend and rescind rules and regulations pertaining to the Plan, and (c) make all other determinations necessary or deemed advisable in the administration of the Plan. Notwithstanding the foregoing, the Board may delegate to a committee of the Board the authority to determine the Optionees to whom Options may be granted and the Warrant Holders to whom Warrants may be issued (the persons responsible for making such determinations are referred to herein as the "Committee"). The interpretations and constructions by the Board of any provision of the Plan shall be final and conclusive, and any proceedings relating to the foregoing shall occur in Greater Copenhagen.

     5. ELIGIBILITY. Incentive Options may be issued pursuant hereto to such key employees of the Company or its Subsidiaries (including any director who is also a key employee of the Company or one or more of its Subsidiaries) as shall be determined by the Committee. Nonqualified Options and Warrants may be issued pursuant hereto to such employees, managers or directors of the Company or its Subsidiaries as shall be determined by the Committee. The Board shall determine the number of Options and Warrants, the consideration for each Warrant, the exercise price of each Option and Warrant, the vesting and exercise period of each Option and Warrant, the existence of any window periods during which Options and Warrants may be exercised, and such other

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terms and conditions of each Option and Warrant as are not inconsistent with the provisions of this Plan. The Board (or upon delegation of authority to it, the Committee) shall determine which persons are to be issued Options and Warrants pursuant hereto, and the number of Common Shares subject to each Option and Warrant. In addition, the Board may, in its sole discretion, provide for vesting of Options and Warrants to accelerate upon a change in control of the Company. In connection with the issuance of Incentive Options, the aggregate Fair Market Value (determined at the Date of Issue of an Incentive Option) of the Common Shares with respect to which Incentive Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations, as defined in Section 424 of the Code) shall not exceed US$100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision.

     6. PURCHASE PRICE FOR WARRANTS. The consideration to be received by Company in consideration for the issuance of each Warrant issued pursuant hereto (the "Purchase Price") shall be determined by the Board at the Date of Issue.

     7. EXERCISE PRICE. The subscription price or prices for Common Shares subject to an Option or Warrant (the "Exercise Price") issued pursuant thereto shall be determined by the Board at the Date of Issue; provided, however, that
(a) the Exercise Price for any Option shall not be less than the Fair Market Value of the Common Shares on the Date of Issue, (b) the sum of the Purchase Price and the Exercise Price for any Warrant shall not be less than the Fair Market Value of the Common Shares on the Date of Issue, and (c) if the Optionee is the holder of more than 10% of the total combined voting power of all classes of shares of the Company or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision thereof (such shareholder is referred to herein as a "10% Shareholder"), the Exercise Price for any Incentive Option issued to such Optionee shall not be less than 110% of the Fair Market Value of the Common Shares on the Date of Issue. Notwithstanding the foregoing, in the event that the Company determines, in connection with the acquisition of a business enterprise, to assume options issued by such acquired business enterprise, as set forth in Section 10(b), the Exercise Price of such assumed options shall be the exercise price thereof immediately prior to the closing of such acquisition, adjusted to give effect to the consideration received by the equity holders of such acquired business enterprise, such adjustment to be made in such manner as the Board shall determine.

     8. TERM OF OPTIONS AND WARRANTS; LIMITATIONS ON RIGHT TO EXERCISE. Subject to the provisions of the Company's Articles of Association, as amended from time to time (the "Articles"), and the Companies Act of the Kingdom of Denmark, as amended from time to time (the "Companies Act"), (a) Incentive Options issued pursuant hereto shall not be exercisable (i) more than five years after the Date of Issue with respect to a 10% Shareholder, or (ii) more than ten years after the Date of Issue with respect to all persons other than 10% Shareholders, (b) Nonqualified Options issued pursuant hereto

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shall not be exercisable more than ten years after the Date of Issue, and (c)
Warrants issued pursuant hereto shall not be exercisable more than five years after the Date of Issue. Subject to the provisions of the Articles and the Companies Act, Nonqualified Options and Warrants issued to non-management members of the Board or of the board of directors of any Subsidiary shall not be exercisable for more than ten and five years, respectively, except (x) that in the event of the death or termination of service of such member as a director of the Company or a Subsidiary, Nonqualified Options and Warrants issued to such a director shall not be exercisable after the expiration of one year following the date of such member's death or termination (or if shorter, the remaining term of the Option or Warrant), and (y) as otherwise provided by the Board at the time that such Option or Warrant is granted or issued. The Company shall not be required to issue any fractional shares upon the exercise of any Option or Warrant. No Optionee or Warrant Holder, or his or her representatives, legatees or distributees, as the case may be, shall be, or shall be deemed to be, a holder of any Common Shares subject to an Option or Warrant, as the case may be, unless and until (x) the Purchase Price of such Warrant has been paid, (y) such Option or Warrant has been exercised, and (z) the Exercise Price of the Common Shares in respect of which the Option or Warrant has been exercised has been paid. Options and Warrants shall be exercisable only by the Optionee or the Warrant Holder or by a person who has obtained the Optionee's or Warrant Holder's rights under the Option or Warrant by will or under the laws of descent and distribution.

     9. TERMINATION OF EMPLOYMENT. The Board shall determine at the Date of Issue what conditions, if any, shall apply to the exercise of an Option or Warrant issued pursuant hereto in the event that an Optionee or Warrant Holder ceases to be employed by the Company or a Subsidiary for any reason. In the event of the death of an Optionee or Warrant Holder while in the employ, or while serving as a director, of the Company or a Subsidiary, the Option or Warrant theretofore issued to him or her shall be exercisable by the executor or administrator of the estate of the deceased Optionee or Warrant Holder (the "Decedent"), or if such Decedent's estate is not in administration, by the person or persons to whom the Decedent's rights shall have passed under the Decedent's will or under the laws of descent and distribution, no later than 12 months following the date of death or such other shorter period as may be specified in the Agreement, but in no case later than the expiration date of such Option or Warrant, and then only to the extent that the Decedent was entitled to exercise such Option or Warrant at the date of his or her death. Neither the Plan nor any Option or Warrant issued pursuant hereto is intended to confer upon any Optionee or Warrant Holder any rights with respect to continuation of employment or other utilization of his or her services by the Company or a Subsidiary, nor to interfere in any way with his or her right, or that of his or her employer, to terminate his or her employment or other services at any time (subject to the terms of any applicable contract or applicable law). No spouse of an Optionee or Warrant Holder shall have any rights with respect to any Option or Warrant issued pursuant hereto, except as to rights pursuant to will or the laws of descent and distribution that a spouse of a Decedent acquires in an Option or Warrant issued to such Decedent.

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     10. MERGERS, CONSOLIDATIONS, SALE OF ASSETS, ETC.

     (a) In the event of changes in the outstanding Common Shares of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, and the number, class and the price of Common Shares subject to outstanding Options and Warrants shall be appropriately adjusted by the Board, whose determination shall be final and conclusive.

     (b) The Company may grant options under this Plan in substitution for, or in connection with the assumption of, options held by employees or directors of another business enterprise who become employees or directors of the Company, or a subsidiary of the Company, as the result of the acquisition of another business enterprise by the Company or any of its subsidiaries (whether by a merger or consolidation of the Company or a subsidiary thereof with such other business enterprise, or as a result of the acquisition by the Company or a subsidiary thereof of property or stock of such other business enterprise, or other means by which such acquisition may be effected). The Company may direct that substitute options be granted, or that the options or option plans of such other business enterprise be assumed, on such terms and conditions as the Board considers appropriate in the circumstances.

     11. EXPIRATION AND TERMINATION OF THE PLAN. The Plan became effective on April 14, 1997, pursuant to a resolution of the Board on such date, conditioned on and subject to approval of the Plan by an Annual General Meeting of the Company's shareholders. Subject to the provisions of the Articles and the Companies Act, the Plan shall terminate on April 1, 2002, or at such earlier date as may be determined by the Board or mandated by the Articles or the Companies Act. Termination of the Plan shall not affect the rights of Optionees or Warrant Holders under Options and Warrants theretofore issued, and all Options and Warrants that have not expired shall continue in force and operation after termination of the Plan, except as same may lapse or be terminated by their own terms and conditions or as may be provided by the Articles or the Companies Act.

     12. RELATIONSHIP TO ARTICLES OF ASSOCIATION. Pursuant to provisions of the Articles, the Board has been, and may in the future be, granted the authority to issue warrants, grant options and issue other instruments that entitle the holders thereof to subscribe for Common Shares. Notwithstanding anything contained herein, the action of the Board and of the Annual General Meetings in authorizing this Plan or any amendment(s) hereto shall not derogate from or otherwise affect the power of the Board to issue warrants, grant options or issue other instruments pursuant to the authority granted to the Board in the Articles [(including, without limitation, the authority set forth in Article 8, Section 2 of the Articles, as in effect on March 8, 1996, for the Board to issue at any time earlier than May 5, 1997, by one or several stages, as the Board shall determine, not more than 1,173,320 units of warrants for shares of DKK 0.25 each)].


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     13. RESTRICTIONS ON ISSUANCE OF SHARES.

     (a) The Company shall not be obligated to issue any Common Shares upon the exercise of any Option or Warrant issued under this Plan unless (i) the offer and sale of Common Shares with respect to which such Option or Warrant is being exercised have been registered under applicable securities laws or are exempt from such registration, (ii) the prior approval of such sale or issuance has been obtained from any regulatory body having jurisdiction, and (iii) in the event the Common Shares have been listed on the NNM or any national stock exchange, the shares with respect to which such Option or Warrant is being exercised have been duly listed on the NNM or such exchange on which the Common Shares are then listed, all in accordance with the procedures specified therefor.

     (b) No Incentive Option issued pursuant hereto shall be transferable by the Optionee other than by will or the laws of descent and distribution. Nonqualified Options and Warrants may be issued to an affiliate of a person otherwise permitted to be an Optionee or Warrant Holder pursuant hereto. For the purposes of the Plan, an "affiliate" of a person shall include any person, group or entity controlled by, controlling or under common control of such person.

     14. DETERMINATION OF BREACH OF CONDITIONS. The determination of the Board as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company's obligations in accordance with the provisions of the Plan or any Agreement shall be final and conclusive.

     15. TAXES. Optionees and Warrant Holders shall be entitled to satisfy the obligation to pay any amounts required by any governmental entity to be withheld or otherwise deducted and paid with respect to the exercise of an Option or Warrant (including, without limitation, all applicable taxes or other governmental impost or levy) (collectively, "Applicable Taxes"), calculated on the basis of the rate of taxation applicable to such Optionee or Warrant Holder, by providing the Company with funds sufficient to enable the Company to pay such Applicable Taxes or subject to the authority of the Company under the Articles to repurchase Common Shares, by requiring the Company to retain or to accept, upon delivery thereof by the Optionee or Warrant Holder, Common Shares sufficient in value (based on Fair Market Value on the date on which the Company receives notice of exercise or conversion) to cover the amount of such Applicable Taxes.

     16. AMENDMENT OF THE PLAN. The Board may amend the Plan from time to time in such respects as it may deem advisable in its sole discretion or in order that the Options and Warrants issued hereunder shall conform to any change in applicable laws, in regulations or rulings of administrative agencies, or in order that Options and Warrants issued or Common Shares acquired upon exercise thereof may qualify for simplified registration under applicable securities or other laws.


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     17. PAYMENT UPON EXERCISE.

     (a) Upon the exercise of any Option or Warrant issued hereunder, the Company may, in its sole discretion, make financing available, from time to time on such terms and to such Optionees or Warrant Holders as the Board may determine in its sole discretion, for the purchase of the Common Shares that may be purchased or subscribed for pursuant to the exercise of such Option or Warrant. An Optionee or Warrant Holder may pay the Exercise Price of the Common Shares as to which an Option or Warrant is being exercised by the delivery of cash or a certified or cashier's check.

     (b) Any Option or Warrant issued under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee or a Warrant Holder, as the case may be, if (i) the broker-dealer has received from the Optionee, the Warrant Holder or the Company a fully-executed counterpart of the Agreement evidencing such Option or Warrant, together with instructions signed by the Optionee or Warrant Holder, as the case may be, requesting the Company to deliver the Common Shares subject to such Option or Warrant to the broker-dealer on behalf of such Optionee or Warrant Holder and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of Applicable Taxes due upon such exercise, and (iii) the broker-dealer, on the one hand, and the Optionee or Warrant Holder, on the other hand, have otherwise complied with Section 220.3(e)(4) of the Regulation T of the United States Federal Reserve System, 12 CFR Part 220, or any successor provision, to the extent applicable.

     18. LIABILITY OF THE COMPANY. By accepting any benefits under this Plan, each Optionee and Warrant Holder, together with each person claiming under or through such Optionee and Warrant Holder, shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, any action taken or made to be taken or made under the Plan by the Company and the Board (and the Committee). No Optionee or Warrant Holder, or any person claiming under or through him or her, shall have any right or interest, whether vested or otherwise, in the Plan or in any Option or Warrant hereunder, contingent or otherwise, unless and until such Optionee or Warrant Holder shall have complied with all of the terms, conditions and provisions of the Plan, together with the Agreement relating thereto. Neither the Company, its directors, officers or employees, nor any of the Company's Subsidiaries which are in existence or hereafter come into existence, shall be liable to any Optionee or Warrant Holder or other person if it is determined for any reason by the United States Internal Revenue Service or any court having jurisdiction that any Incentive Options issued hereunder do not qualify for tax treatment as "incentive stock options" under Section 422 of the Code.

     19. APPLICABLE LAW. The obligations of the Company pursuant hereto shall be governed and construed in accordance with the laws of the Kingdom of Denmark; provided, however, that the provisions of this Plan relating to Incentive Options shall be construed in a manner consistent with the treatment of same as "incentive stock options" pursuant to Section 422 of the Code. In the event of any conflict between the provisions

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hereof, on the one hand, and the provisions of the Companies Act and/or the
Articles, on the other hand, the provisions of the Companies Act and/or the Articles shall be deemed paramount and controlling.

                    Signed this the 14th day of April, 1997
                      on behalf of the Board of Directors

                                 /s/ Jan Bech
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                        Jan Bech, Chairman of the Board

                             /s/ Lars Stig Nielsen
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                      Lars Stig Nielsen, Managing Director